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PRICING SUPPLEMENT NO. 221 DATED                   Filed Pursuant to
JUNE 8, 2000 TO PROSPECTUS DATED                   Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999
                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series E
                 Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:              $ 1,153,000.00
Original Issue Date (Settlement Date):   June 13, 2000
Stated Maturity Date:                    June 15, 2007
Issue Price to Public:                   100% of Principal Amount
Interest Rate:                           8.750% Per Annum
Interest Payment Dates:                  July 15 and Monthly Thereafter
                                         Commencing July 15, 2000

Survivor's Option:                       [ X ] Yes      [   ] No
Optional Redemption:                     [ X ] Yes      [   ] No

Initial Redemption Date:                 June 15, 2002
Redemption Price:                        Initially 101% of Principal
                                         Amount and 100% after the
                                         first anniversary of the
                                         Initial Redemption Date.

                                         Principal Amount of Notes
       Agent                             Solicited by Each Agent

First of Michigan Corporation            $  297,000.00
Prudential Securities Incorporated       $  325,000.00
J.J.B. Hilliard, W.L. Lyons, Inc         $   79,000.00
Raymond James & Associates, Inc          $  345,000.00
J.W. Korth & Company                     $  107,000.00
       Total                             $1,153,000.00

                                         Per Note Sold by
                                         Agents To Public         Total

Issue Price:                             $    1,000.00        $ 1,153,000.00
Agent's Discount or Commission:          $        7.00        $     8,071.00
Maximum Dealer's Discount or
  Selling Concession:                    $       20.50        $    23,636.50
Proceeds to the Company:                 $      972.50        $ 1,121,292.50

CUSIP Number:  12589Q2V7